EXHIBIT 2

                           AGREEMENT TO SHARE EXPENSES

      THIS AGREEMENT TO SHARE EXPENSES (this "Agreement"), dated as of April 27, 2000, is entered into by the parties listed on the signature pages hereof, each of whom may be referred to severally as a "Shareholder" and jointly as the "Shareholders."

                              W I T N E S S E T H:

      WHEREAS, the Shareholders collectively own in excess of 30% of the Equity Securities (as defined in that certain Shareholders' Agreement dated April 27, 2000, referred to herein as the "Shareholders' Agreement") of OEC Compression Corporation, an Oklahoma corporation (the "Company");

      WHEREAS, the parties, in order to promote their mutual interests and benefits have granted to Estis under the Shareholders' Agreement certain voting rights and powers with respect to the Equity Securities of such Shareholder or by any other Shareholder Affiliate (the "Shareholder Shares");

      WHEREAS, the Shareholders desire to share the expenses related to the nomination and election of new directors of the Company; and

      WHEREAS, each Shareholder understands that Estis and each Other Shareholder is relying upon the entry into and performance of his or its agreements set forth below, agrees that they may so rely, and further agrees that Estis and such Other Shareholders would not enter into this Agreement in the absence of the entry into and performance of such agreements by each
Shareholder:

      NOW, THEREFORE, for and in consideration of the agreements below and the consideration recited above, and in reliance upon the matters described in the recitals above (which are incorporated in the agreements below), the parties hereto, intending to be legally bound, agree as follows:

      1. As used in this Agreement, the term "Expenses" means the legal costs (including those that are and will be owed to Mayor, Day, Caldwell & Keeton, L.L.P. and other counsel, including Oklahoma counsel), accounting costs, printing costs, filing fees, and other costs and fees reasonably incurred in connection with the formation of the Shareholder Preservation Committee, the nomination of directors, the solicitation of proxies in favor of the Shareholders' nominees for directors of the Board of Directors of the Company, and the exercise of the Shareholders' rights to elect new directors to the Company's Board.

      2. Each Shareholder agrees to pay his or its pro rata portion of the Expenses, computed by calculating the product of the Expenses and a fraction, the numerator of which shall be the number of shares of Equity Securities held by that particular Shareholder and the denominator of which shall be the number of total Shareholder Shares (the Shareholder's "Pro Rata Share").
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      3. Dennis Estis will receive and accumulate the invoices for all Expenses as they are incurred and submit such invoices to Robert Gregory for review and approval. On a periodic basis in accordance with his discretion (but no more frequently than monthly) after receipt of approval from Mr. Gregory, Estis will send an invoice to each Shareholder for that Shareholder's Pro Rata Share of the Expenses incurred and invoiced to that date, excluding those Expenses that have appeared in previous invoices sent to Shareholders. Estis shall include in each invoice an accounting and a substantiation of the Expenses appearing in the invoice. Upon receipt of an invoice from Estis, each Shareholder shall pay Estis the amount invoiced within thirty (30) days.

      4. In the event that any party hereto shall find it necessary to resort to litigation to enforce its rights hereunder, the parties hereto agree that the party prevailing in such litigation shall also be entitled to recover its reasonable expenses actually incurred in connection therewith, including reasonable attorneys' fees.

      5. The Agreement may be modified or amended by written instrument executed by at least a two-thirds majority of the signatories hereto.

      6. All provisions of this Agreement shall be construed according to the laws of the State of Oklahoma without regard to its conflict of laws principles.

      7. This agreement may be executed in counterparts, each of which shall be deemed an original for all purposes.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                       Dennis W. Estis
                                       Address: ________________________________
                                                ________________________________

                                                ________ Shares of Common Stock

                                       Date: ___________________________________

                   [SIGNATURES CONTINUED ON FOLLOWING PAGE]

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                                       _________________________________________
                                       Charles M. Butler, III
                                       Address: ________________________________
                                                ________________________________

                                                ________ Shares of Common Stock

                                       Date: ___________________________________


                                       _________________________________________
                                       Donald Smith
                                       Address: ________________________________
                                                ________________________________

                                                ________ Shares of Common Stock

                                       Date: ___________________________________


                                       GREGORY & COOK, Inc.

                                       Address: ________________________________
                                                ________________________________

                                                ________ Shares of Common Stock

                                       By: _____________________________________
                                       Name: ___________________________________
                                       Title: __________________________________

                                       Date: ___________________________________

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